Exhibit 10.10
Supplemental agreement in relation to certain amendments in connection with the Silversea negative covenants and the exercise of the Buyer’s Stretch Option

Dated: 29 August 2020

1.We refer to (a) the novation agreement dated 24 July 2017 (as amended and restated pursuant to a supplemental agreement dated 12 March 2020, the Novation Agreement) entered into between, amongst others, Hoediscus Finance Limited as existing borrower, Royal Caribbean Cruises Ltd. as new borrower (the New Borrower), Citibank Europe plc, UK Branch as facility agent (the Facility Agent) and the banks and financial institutions listed therein as lenders (the Lenders) and (b) the form of facility agreement in respect of hull no. L34 (the Facility Agreement) appended to the Novation Agreement.
2.Words and expressions defined in the Novation Agreement shall have the same meaning when used in this agreement.
3.It is acknowledged that the New Borrower has elected to exercise the Buyer’s Stretch Option (as defined in the Building Contract). In connection with such election, certain Change Orders have been (or will be) agreed between the New Borrower and the Builder in order to effect the modifications required to be made to the Vessel in accordance with the Buyer’s Stretch Option.
4.It is further acknowledged that following the election of the Buyer’s Stretch Option, there is an inconsistency between the terms of the Novation Agreement and the proposed terms of the BpiFAE Insurance Policy to be issued prior to the First Payment Date (as defined in the Receivable Purchase Agreement) with regard to the potential liability to breakage costs with respect to that part of the Commitment that could be used to fund the Change Orders in respect of the Buyer’s Stretch Option. In order to address such inconsistency, it is hereby agreed that with effect on and from the date of this agreement, the Novation Agreement shall be amended by deleting clause 10.5 and replacing it with the following:
"Clause 10.5 Fixed rate breakage costs
If the New Borrower:
    (a)    voluntarily cancels all or any of the Commitment under clause 10.2;
(b)    voluntarily cancels all or any of the Commitment after it has exercised its rights under clause 4.3 of the Buyer Consent Agreement; or

(c)    subject to the proviso below, does not borrow the Maximum Loan Amount as a result of the Contract Price being reduced in accordance with Article III of the Building Contract (resulting in a corresponding cancellation of part of the Commitment), the New Borrower shall pay to the Facility Agent breakage costs in the amount notified to it following a calculation of such breakage costs based on the methodology referred to in Section 4.4.1b) of the Novated Credit Agreement and on the basis that for this purpose references in such clause to prepayment and prepay shall be treated as references to cancellation and the basis for the calculation of any breakage costs shall be determined by reference to:
(i) if:
(A)    the Commitment is cancelled in full, the Threshold Amount (as defined below); or

(B)    the Commitment is partially cancelled, the Threshold Amount minus the un-cancelled Commitment; and
(ii)    24 assumed semi-annual repayment instalments starting from the Expected Delivery Date at the Signing Date.
Provided however that no breakage costs will be charged under clauses 10.5(a), 10.5(b) or 10.5(c) above if the Loan (as defined in the Novated Credit Agreement) assumed by and/or advanced to the New Borrower on the Novation Effective Date or otherwise pursuant to any restated or new credit agreement entered into in accordance with clause 5.3 equals or exceeds 80% of the aggregate amount of:
(1) €631,167,000 (being the amount of the Fixed Basic Contract Price); and
(2) the total value of the Change Orders (as such term is defined in the Receivable Purchase Agreement) forming part of the Change Order Amount which have, as at the date of the notification from the Facility Agent referred to in this clause 10.5, been agreed in connection with the work required in respect of the Buyer’s Stretch Option (as defined in the Building Contract) and which therefore form or (absent such cancellation) would have formed, part of the Final Payment, such value being for this purpose €51,500,000,
(such aggregate amount being the Threshold Amount).
To the extent that an event of the type contemplated by this clause 10.5 does occur, the New Borrower undertakes that it shall provide (or procure that the Builder provides) to the Facility Agent promptly upon request any information that may be required by the Facility Agent in order for it to verify the Change Order Amount applicable to the Buyer’s Stretch Option (as defined in the Building Contract),and to determine whether breakage costs are required to be charged pursuant to clauses 10.5(a), 10.5(b) or 10.5(c) above.
It is acknowledged and agreed for all purposes of this Agreement and the Novated Credit Agreement that the New Borrower shall not be liable to pay (or indemnify any Indemnified Party under Section 11.4 of the Novated Credit Agreement in respect of) any breakage costs related to the Fixed Rate in the event the Fixed Rate is not available as a result of any of the conditions precedent set forth in Section 5.1.10 of the Novated Credit Agreement not being satisfied for any reason other than due to the New Borrower’s own breach of the terms of this Agreement.".
5.In addition to the matters set out above, it is acknowledged that the New Borrower has recently made certain amendments to a number of its other facility agreements in order to provide further exemptions to restrictive covenants equivalent to those set out in sections 7.2.2 and 7.2.3 of the Facility Agreement. It has been agreed that such exemptions shall also be included in the Facility Agreement, and accordingly the Facility Agreement shall, with effect on and from the date of this agreement, be amended as follows:
(a)a new sub-paragraph f) shall be inserted into section 7.2.2 of the Facility Agreement as follows (and the remainder of the section shall be construed accordingly):

“Indebtedness of Silversea Cruise Holding Ltd. and its Subsidiaries ("Silversea") identified in Section 1 of Exhibit F hereto”;

(b)a new sub-paragraph r) shall be inserted into section 7.2.3 of the Facility Agreement as follows (and the remainder of the section shall be construed accordingly):

"Liens on any property of Silversea identified in Section 2 of Exhibit F hereto"; and

(c)a new exhibit in the form set out in the schedule to this agreement shall be inserted as a new exhibit F of the Facility Agreement entitled "Exhibit F – Silversea Indebtedness and Liens".
6.Save as expressly amended by this agreement, all other terms and conditions of the Novation Agreement, the Facility Agreement and the other Finance Documents shall remain unaltered and in full force and effect.
7.This agreement is a Finance Document (as defined in the Principal Agreement) and a Loan document (as defined in the Facility Agreement).
8.No term of this agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by anyone who is not a party to this agreement.
9.This agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this agreement.
10.This agreement and any non-contractual obligations arising out of or in connection with it are governed by English law. The provisions of clause 14.2 of the Novation Agreement shall apply with equal effect to this agreement.

/s/ ELAINE ANDERSON
Elaine Anderson - Director
For and on behalf of
Hoediscus Finance Limited
as Existing Borrower

/s/ ANTJE M. GIBSON
Antje M. Gibson
For and on behalf of
Royal Caribbean Cruises Ltd.
as New Borrower

/s/ CLAIRE CRAWFORD
Claire Crawford, Delegated Signatory
For and on behalf of
Citibank Europe Plc, UK Branch
as Facility Agent on behalf of the Lenders

/s/ CHRISTOPHER CONWAY
Christopher Conway, Managing Director
For and on behalf of
Citibank N.A., London Branch
as Global Coordinator

/s/ VIOLA JAPAUL
Viola Japaul, Attorney
For and on behalf of
Citicorp Trustee Company Limited
as Security Trustee on behalf of the Finance Parties

/s/ GUY WOELFEL
Guy Woelfel, Authorised Signatory
/s/ PHILIPPE ABONNEAU
Philippe Abonneau, Authorised Signatory
For and on behalf of
HSBC France
as French Coordinating Bank

/s/ HERVE BILLI
Herve Billi
/s/ ROY MOURAD
Roy Mourad
For and on behalf of
Sumitomo Mitsui Banking Corporation Europe Limited, Paris Branch
as ECA Agent on behalf of the Lenders

Schedule

Exhibit F
Silversea Liens and Indebtedness

SECTION 1: Existing Indebtedness of Silversea
(a)     The obligations of the Borrower or its Subsidiaries in connection with those certain Bareboat Charterparties with respect to (i) the vessel SILVER EXPLORER dated July 22, 2011 between Silversea Cruises Ltd. and Hammonia Adventure and Cruise Shipping Company Ltd. and (ii) the vessel SILVER WHISPER dated March 15, 2012 between Whisper S.p.A. and various lessors, and the replacement, extension, renewal or amendment of each of the foregoing without increase in the amount or change in any direct or contingent obligor of such obligations, (the “Existing Silversea Leases”);
(b)    Indebtedness arising pursuant to that certain Bareboat Charterparty dated May 17, 2018 by and between Hai Xing 1702 Limited and Silversea New Build Eight Ltd., as such agreement may be amended from time to time; and
(c)     Indebtedness secured by Liens of the type described in Section 2 of this Exhibit F.
SECTION 2: Existing Liens of Silversea
(a)     Liens securing the $620,000,000 in principal amount of 7.25% senior secured notes due 2025 issued by Silversea Cruise Finance Ltd. pursuant that certain Indenture dated as of January 30, 2017;
(b)     Liens on the vessels SILVER WHISPER and SILVER EXPLORER existing as of 29 April 2020 and securing the Existing Silversea Leases (and any Lien on such vessels securing any refinancing of the Existing Silversea Leases, so long as such Vessel was subject to a Lien securing the Indebtedness being refinanced immediately prior to such refinancing);
(c)     Liens on the Vessel with Hull 6280 built or being built at Fincantieri S.p.A. and arising pursuant to that certain Bareboat Charterparty dated May 17, 2018 by and between Hai Xing 1702 Limited and Silversea New Build Eight Ltd., as such agreement may be amended from time to time (and any Lien on such Vessel securing any refinancing of such bareboat charterparty); and
(d)     Liens securing Indebtedness of the type described in Section 1 of this Exhibit F.